CONSOL Coal Resources LP Announces Results for the First Quarter 2018

CANONSBURG, PA - May 3, 2018 - CONSOL Coal Resources LP (NYSE: CCR) today reported financial and operating results for the quarter ended March 31, 2018.

First Quarter 2018 Results

Highlights of the CCR first quarter 2018 results include:

•	Cash distribution of $0.5125 per limited partner unit for the first quarter;

•	Net income of $22.0 million;

•	Adjusted EBITDA[1] of $35.1 million;

•	Distribution coverage ratio[1] of 1.8x;

•	Net leverage ratio[1] improves to 1.8x;

•	Reduced borrowings on Affiliated Company Credit Agreement by $9.6 million;

•	Reduced 2018 cash spending by approximately $2.5 million through lease conversions;

•	Expect to invest approximately $5.0 million through 2019 in efficiency improvement capital spending.

Management Comments

"The first quarter of 2018 marks the best financial results in our history as a public company," said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC (the "general partner"). "Today we announced a very strong distribution coverage on an industry-leading distribution yield. We continue to return a significant amount of capital to our unitholders, opportunistically re-invest in our business and simultaneously derisk the balance sheet. The strong quarterly performance was driven by record production out of our Bailey mine and improved coal prices on our netback contracts. This quarter was a testament to our differentiated marketing strategy, which enables us to capture significant pricing upside during peak weather events while delivering consistent volume and pricing performance at other times. Our netback contracts provide asymmetric pricing opportunity that we believe aligns us with the profitability of coal-fired power generation on the dispatch curve. The volume consistency and potential for pricing upside associated with these contracts ties well to the low-cost structure, scale, and longevity of our mining operations, and thus they are a valuable component of our overall sales portfolio. Our revenue per ton on traditional domestic contracts was also improved compared to the year-ago period, providing evidence of improved supply-demand fundamentals in the eastern U.S. coal markets that we serve. We are also pleased to announce that we are off to a very strong start for the year, and the improving outlook allows us to boost our full year adjusted EBITDA guidance."

Sales & Marketing

Our Sales and Marketing team sold 1.7 million tons of coal during the first quarter of 2018 at an average revenue per ton of $52.98 compared to 1.7 million tons at an average revenue per ton of $46.80 in the year-ago period. The improvement was largely driven by greater-than-expected revenue on our netback contracts, which reflected strong PJM West power prices during the quarter. Our revenue per ton also benefited from improved pricing under our non-netback domestic contracts and from continued strengths in the export markets. Offsetting these improvements were weather-driven challenges that affected rail and port logistics and limited further upside to shipments.

On the domestic front, heating degree days during the quarter in the Middle Atlantic, South Atlantic and East North Central regions we serve were approximately 11-23% greater than the year-ago period, but still approximately 3-7% below normal, based on preliminary data. Although the quarter, as a whole, was still slightly milder than average, the significant improvement in heating demand compared to the year-ago period translated into improved burn at our customers' power plants and helped to further draw down coal inventories. According to the U.S. Energy Information Administration, inventories at domestic utilities stood at approximately 121 million tons at the end of February 2018, down by approximately 25% from year-ago levels. More importantly, we believe inventories at several of our key Northern Appalachian rail-served power plants now stand below 20 days. This gives us tremendous confidence in our ability to ship all of our contracted coal, despite recent softness in natural gas prices. We are 95+% contracted for 2018 shipments and are 74% and 26% contracted for 2019 and 2020, assuming an annual production run rate of 6.75 million tons. We anticipate that our cost structure and differentiated marketing strategy will allow our customers to stay competitive with natural gas for the foreseeable future.

Furthermore, while Henry Hub spot prices averaged just $3.08/mmBtu during the quarter, the return to more normal winter temperatures helped to boost PJM West day-ahead power prices to an average of $45.31/MWh, marking the highest quarterly average price since the first quarter of 2015. This was due, in part, to the cold weather event in early January, but the month of March also turned in the third-highest monthly PJM West power price ($33.69/MWh) that has been observed in the last 32 months, even though Henry Hub spot prices averaged just $2.69/mmBtu in March. These improvements in power prices boosted average revenue per ton under our netback contracts, as noted above.

Overall, global coal demand growth continues to improve, tying to overall broadening and accelerating economic growth. On the export front, while demand in Europe has softened, growth in India has more than compensated for this lower demand. Prior to 2017, our coal moving to India was primarily going into the industrial sector in the brick and cement industries; however, we are now beginning to penetrate into India’s coal-fired power generation sector, which has created additional upside for our high calorific value coal. We are also expecting additional demand improvement from Turkey, pending easing sulfur restrictions. We are seeing improved demand growth around the globe in many more countries. This global demand growth, coupled with a supply side that has experienced minimal investment in recent years, is increasingly creating an imbalance in the international marketplace for coal. In our view, this has created an opportunity for the United States to become an essential piece of the seaborne market rather than a swing supplier.

Additional Details on Export Contract

As previously disclosed, against the strong export backdrop in the fourth quarter of 2017, we succeeded in concluding a multi-year contract for approximately 3.5 million tons of coal in the export markets with shipments beginning in May 2018 and extending through April 2020. The contracted volume is comprised of approximately 70% thermal coal and 30% crossover metallurgical coal. Coal prices in the first year of the contract are fixed and are captured in our current guidance for 2018. For the second year of the contract, the price of coal is collared with an average floor price that is greater than our 2017 average revenue per ton of $45.52. This contractual arrangement not only highlights the global attractiveness of our coal assets, but also speaks to our ability to take advantage of market volatility and derisk a substantial portion of our revenue at attractive prices.

Operations Summary

CCR achieved strong first quarter production of 1.7 million tons, which compares to 1.7 million tons in the first quarter of 2017. During the quarter, we benefited from strong production at the Bailey mine, partially offset by a longwall move at the Harvey mine and adverse geological conditions at the Enlow Fork mine. Our Bailey mine produced at a record-setting level of 953 thousand tons for CCR's share in the first quarter, surpassing its previous high mark of 869 thousand tons set in the fourth quarter of 2016.

CCR shipped 1.7 million tons during the first quarter, compared to 1.7 million tons in the year-ago quarter. While there were logistical challenges synchronizing the rail and port availability, partially due to harsh weather conditions, our Sales and Marketing team was successful in minimizing the overall impact. Total coal revenue for the first quarter came in at $87.8 million and improved by $8.6 million compared to the year-ago quarter, primarily driven by higher revenue per ton of coal sold. Our average revenue per ton increased to $52.98 from $46.80 in the year-ago quarter, largely due to higher average revenue per ton on our netback contracts.

Total costs during the first quarter were $72.5 million compared to $69.2 million in the year-ago quarter. Average cash cost of coal sold per ton1 was $29.21 compared to $28.75 in the year-ago quarter. This increase was essentially driven by higher royalties and production taxes, which are tied to the higher sales prices we received in the quarter. Average cash margin per ton sold1 for the first quarter of 2018 expanded by $5.72, or 32%, to $23.77 per ton compared to the year-ago period, driven by higher average revenue per ton.

For the quarter, other costs increased by $2.5 million compared to the year-ago quarter, including approximately $1.2 million in demurrage expense created by the above-mentioned rail and port logistical challenges.

		Three Months Ended
		March 31, 2018	March 31, 2017
Coal Production	million tons	1.7	1.7
Coal Sales	million tons	1.7	1.7
Average Revenue Per Ton	per ton	$52.98	$46.80
Average Cash Cost of Coal Sold[1]	per ton	$29.21	$28.75
Average Cash Margin Per Ton Sold[1]	per ton	$23.77	$18.05

Reducing Cash Costs and Improving Cost of Capital

During the first quarter, we took advantage of a strong leasing market and bought out one set of longwall shields at our Bailey mine from the operating lease agreement and refinanced it as a capital lease. This strategy allowed us to lower our overall cash spending even after accounting for the interest expense of the lease. In the month of April, we also executed an early buyout option on Harvey longwall shields, terminated the operating lease and refinanced it as a capital lease. The financing rates on both of these leases are significantly below our weighted average cost of capital, and the transactions are immediately accretive to our cash flows. In aggregate, we expect an approximately $2.5 million reduction in 2018 cash spending as a result of these refinancings. Furthermore, the financing charges on these capital leases are fixed and insulate us from future increases in interest rates.

Quarterly Distribution

During the first quarter of 2018, CCR generated net cash provided by operating activities of $29.3 million and distributable cash flow1 of $25.3 million, yielding a distribution coverage ratio of 1.8x1. Our distribution coverage ratio calculation is based on estimated maintenance capital expenditures of $9.0 million, while our actual cash maintenance capital expenditures for the first quarter were $4.9 million. Based on our current outlook for the coal markets and a strong distribution coverage ratio, the board of directors of the general partner has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. As previously announced on April 25, 2018, the distribution to all unitholders of the Partnership will be made on May 15, 2018, to such holders of record at the close of business on May 8, 2018.

2018 Guidance and Outlook

Based on our strong first quarter results, current contracted position, coal market outlook and production expectations, we are improving several items of our financial and operating performance guidance for 2018.

•	Coal sales volumes - 6.55-6.80 million tons

•	Coal average revenue per ton - $47.15-$48.75

•	Cash cost of coal sold per ton[2] - $28.50-$30.00

•	Adjusted EBITDA[2] - $95-$115 million

•	Capital expenditures - $31-$36 million

First Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the first quarter of 2018 financial and operational results, is scheduled for May 3, 2018 at 10:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-855-656-0928

Participant international dial in        1-412-902-4112

Availability of Additional Information

Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.ccrlp.com.

We have also filed our Form 10-Q with the Securities and Exchange Commission (SEC) in conjunction with this earnings release. Investors seeking our detailed financial statements can refer to the Form 10-Q.

1 "adjusted EBITDA", "distribution coverage ratio", "distributable cash flow", "total cost of coal sold", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "net leverage ratio" are non-GAAP financial measures, which are reconciled to GAAP financial measures under the caption "Reconciliation of Non-GAAP Financial Measures".
2 CCR is unable to provide a reconciliation of adjusted EBITDA guidance to net income or cash cost of coal sold per ton guidance to total costs, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Coal Resources LP

CONSOL Coal Resources (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania mining complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high-Btu North Appalachian thermal and crossover metallurgical coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 485-4017
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue. We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan ("unit-based compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities.

We define net leverage ratio as the ratio of net debt to last twelve month (LTM) earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of total costs to cost of coal sold and cash cost of coal sold, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2018	2017
Total Costs	$72,544	$69,214
Freight Expense	(4,472)	(3,070)
Selling, General and Administrative Expenses	(3,020)	(3,283)
Interest Expense	(1,951)	(2,457)
Other Costs (Non-Production)	(4,026)	(1,493)
Depreciation, Depletion and Amortization (Non-Production)	(540)	(550)
Total Cost of Coal Sold	$58,535	$58,361
Depreciation, Depletion and Amortization (Production)	(10,274)	(9,971)
Total Cash Cost of Coal Sold	$48,261	$48,390

The following table presents a reconciliation of average cash margin per ton sold to coal revenue, the most directly comparable GAAP financial measure, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2018	2017
Coal Revenue	$87,752	$79,112
Operating and Other Costs	52,287	49,883
Less: Other Costs (Non-Production)	(4,026)	(1,493)
Cash Cost of Coal Sold	48,261	48,390
Depreciation, Depletion and Amortization	10,814	10,521
Less: Depreciation, Depletion and Amortization (Non-Production)	(540)	(550)
Cost of Coal Sold	$58,535	$58,361
Total Tons Sold	1,656	1,690
Average Revenue Per Ton Sold	$52.98	$46.80
Average Cash Cost Per Ton Sold	29.21	28.75
Depreciation, Depletion and Amortization Per Ton Sold	6.13	5.77
Average Cost Per Ton Sold	35.34	34.52
Average Margin Per Ton Sold	17.64	12.28
Add: Total Depreciation, Depletion and Amortization Costs Per Ton Sold	6.13	5.77
Average Cash Margin Per Ton Sold	$23.77	$18.05

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2018	2017
Net Income	$21,957	$14,066
Plus:
Interest Expense	1,951	2,457
Depreciation, Depletion and Amortization	10,814	10,521
Unit Based Compensation	359	866
Adjusted EBITDA	$35,081	$27,910
Less:
Cash Interest	828	2,161
Distributions to Preferred Units[3]	—	1,851
Estimated Maintenance Capital Expenditures	8,963	8,989
Distributable Cash Flow	$25,290	$14,909

Net Cash Provided by Operating Activities	$29,264	$17,662
Plus:
Interest Expense	1,951	2,457
Other, Including Working Capital	3,866	7,791
Adjusted EBITDA	$35,081	$27,910
Less:
Cash Interest	828	2,161
Distributions to Preferred Units[3]	—	1,851
Estimated Maintenance Capital Expenditures	8,963	8,989
Distributable Cash Flow	$25,290	$14,909
Distributions	$14,346	$12,228
Distribution Coverage	1.8	1.2
3Distributions to Preferred Units represents income attributable to preferred units prior to conversion.

The following table presents a reconciliation of the net leverage ratio to net income (in thousands, except per ton information).

Twelve Months Ended
March 31, 2018
Net Income	$48,355
Plus:
Interest Expense	8,803
Depreciation, Depletion and Amortization	41,730
Unit Based Compensation	5,366
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	1,355
Loss on Extinguishment of Debt	2,468
Other Adjustments to Net Income	572
EBITDA Per Affiliated Company Credit Agreement	$108,649

Borrowings under Affiliated Company Credit Agreement	$187,000
Capitalized Leases	5,586
Total Debt	192,586
Less:
Cash on Hand	748
Net Debt Per Affiliated Company Credit Agreement	$191,838

Net Leverage Ratio (Net Debt/EBITDA)	1.8

Cautionary Statements

We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “continue,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves, acquire additional reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; operating in a singe geographic area; interest rates; our reliance on a few major customers; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement, employee services agreement and Affiliated Company Credit Agreement; restrictions in our Affiliated Company Credit Agreement that may adversely affect our business; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; conflicts of interest that may cause our general partner or our sponsor to favor their own interests to our detriment; the requirement that we distribute all of our available cash; and other factors discussed in our 2017 Annual Report Form 10-K under “Risk Factors,” as updated by any subsequent Forms 10-Q, which are on file at the Securities and Exchange Commission.